UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 9, 2021
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On December 9, 2021, Mr. Sagar Kurada informed Eos Energy Enterprises, Inc. (the "Company”) of his intention to resign as Chief Financial Officer ("CFO”), effective as of January 11, 2022 (“Separation Date”). Mr. Kurada will continue to provide services as the CFO through the Separation Date.

In connection with his resignation, Mr. Kurada entered into a separation agreement with the Company, pursuant to which he released all potential claims against the Company in exchange for the accelerated vesting of 75,000 Restricted Stock Units, which represent a portion of the outstanding unvested Restricted Stock Units that he holds. Mr. Kurada also agreed to cooperate for a period of time after the Separation Date and will continue to be subject to the restrictive covenants set forth in his employment agreement with the Company.

Appointment of Chief Financial Officer

On December 13, 2021, the Board of Directors of the Company (the “Board”) appointed Randall Gonzales (age 50) to serve as the Company’s Chief Financial Officer, effective January 11, 2022 (the “Commencement Date”). From March 2018 to December 2021, Mr. Gonzales served as the Executive Vice President, Chief Financial Officer and Treasurer of Lydall, Inc. Prior to that, from December 2014 to March 2018, Mr. Gonzales served as the Senior Vice President, Chief Financial Officer and Treasurer of Progress Rail Services Corp. and Electro-Motive Diesel, Inc. Prior to joining Progress Rail Services Corp. and Electro-Motive Diesel, Inc., from March 2004 to November 2014, Mr. Gonzales served in various positions with Nissan Motor Co. Mr. Gonzales graduated from the United States Air Force Academy in 1994 and subsequently earned a Masters in Business Administration from Wright State University in 1997.

In connection with his appointment, also on December 13, 2021, the Company entered into an employment agreement with Mr. Gonzales (the “Employment Agreement”), pursuant to which Mr. Gonzales will receive an annual base salary of $465,000. Mr. Gonzales will also be eligible for a year-end target bonus of 50% of his annual base salary, with the actual bonus to be determined based on performance. In addition, upon commencing his employment with the Company, Mr. Gonzales will receive a grant of 225,000 restricted stock units that settle in shares of Class A common stock of the Company (the “RSUs”) that vest, subject to continued employment, in three equal annual installments on each anniversary of the Commencement Date (with accelerated vesting on a change in control); provided that if the value of the RSUs (based on the closing price of the Company’s common stock on the Commencement Date) is less than $2,000,000 in the aggregate, the Company will grant Mr. Gonzales additional RSUs such that the initial aggregate value of the initial RSU grant is $2,000,000. Mr. Gonzales will also be eligible for annual long-term incentive grants commensurate with his position beginning with the annual grant to senior executives in 2022.

The Employment Agreement also provides that if Mr. Gonzales’ employment is involuntarily terminated (i.e., terminated without Cause (as defined in the Employment Agreement) or with Good Reason (as defined in the Employment Agreement)), conditioned on Mr. Gonzales’ execution and non-revocation of a release of claims, Mr. Gonzales will be entitled to receive: any accrued but unpaid base salary and vacation earned through the date of termination, twenty-four months of continued base salary, prorated annual bonus based on actual performance, full vesting of outstanding equity awards (including the RSUs) and certain supplemental payments relating to continued participation in the Company’s health, dental and vision plans pursuant to COBRA for up to eighteen months following termination of employment.

The Employment Agreement also includes customary confidentiality and assignment of intellectual property obligations, as well as non-competition and non-solicitation restrictions (both of employees and business relationships) that continue for 12 months following termination of employment.

There are no arrangements or understandings between Mr. Gonzales and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Gonzales is not related to any other executive officer or director of the Company. Mr. Gonzales has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary description of the Separation Agreement and the Employment Agreement are not complete and are subject to, and qualified in their entirety by reference to, the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Form 8-K and the Employment Agreement, which is filed as Exhibit 10.2 to this Form 8-K and, in each case, are incorporated herein by reference.

1

A copy of the press release announcing the actions described above is provided as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit Number	Description of Document

10.1	Separation Agreement dated December 13, 2021
10.2	Employment Agreement dated December 13, 2021
99.1	Press release dated December 14, 2021
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL
2

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: December 14, 2021	By:	/s/ Joe Mastrangelo
		Name:	Joe Mastrangelo
		Title:	Chief Executive Officer
2